Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

EXPO EVENT HOLDCO, INC.

Expo Event Holdco, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.	The name of the Corporation is Expo Event Holdco, Inc.

2.	The Corporation filed its original Certificate of Incorporation with the Secretary of State of the State of Delaware on April 26, 2013.

3.	This Amended and Restated Certificate of Incorporation, which amends and restates the provisions of the original Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the Delaware General Corporation Law (the “DGCL”) and reads in its entirety as follows as of this 13th day of June, 2013:

FIRST: The name of the Corporation is Expo Event Holdco, Inc.

SECOND: The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, Delaware 19808. The name of the Corporation’s registered agent at such address is Corporation Service Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares of stock which the Corporation is authorized to issue is four hundred thousand (400,000) shares of common stock, having a par value of $0.01 per share.

FIFTH: The business and affairs of the Corporation shall be managed by or under the direction of the board of directors, and the directors need not be elected by ballot unless required by the bylaws of the Corporation.

SIXTH: (a) In accordance with Section 141(d) of the Delaware General Corporation Law, each director that is an Onex Representative Director, if any, shall be entitled to four (4) votes on all matters that come before (i) the board of directors of the Corporation (the “Board”) or (ii) any committee of the Board upon which an Onex Representative Director may serve as a member. All other directors will be entitled to one (1) vote on matters that come before the Board or any committee of the Board.

All references in this Amended and Restated Certificate of Incorporation, the bylaws of the Corporation and any other organizational document of the Corporation, each as may be amended from time to time, to “a majority of the directors,” “a majority of the directors then in office,” “a majority of the directors present,” “a majority of the entire board of directors,” “a majority of the total number of the whole board of directors” and similar phrases should give effect to the multiple voting provisions of this Article SIXTH such that the references to a “majority’' shall mean a “majority of the votes of directors.”

(b) As used in this Article SIXTH and Article SEVENTH, the following definitions shall apply:

“Affiliate” as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities (the ownership of more than 50% of the voting securities of an entity shall for purposes of this definition be deemed to be “control”) by contract or otherwise.

“Onex Representative Director” means any director who shall be designated and approved by the Onex Stockholders as an Onex Representative Director in accordance with the terms of that certain Stockholders’ Agreement to be entered into among the Corporation, the Onex Stockholders and any other party thereto (as such agreement may be amended from time to time), a copy of which will be provided to any stockholder of the Corporation upon request.

“Onex Stockholders” means Onex Partners III LP, a Delaware limited partnership, Onex American Holdings II LLC, a Delaware limited liability company, Onex Advisor III LLC, a Delaware limited liability company, Onex Partners III PV LP, a Delaware limited partnership, Onex Partners III GP LP, a Delaware limited partnership, Onex Partners III Select LP, a Delaware limited partnership, Onex US Principals LP, a Delaware limited partnership, Expo EI LLC, a Delaware limited liability company, and Expo EI II LLC, a Delaware limited liability company (collectively, and together with their Affiliates who own stock of the Corporation from time to time).

“Person” means any individual, firm, company, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, governmental body or other entity of any kind.

SEVENTH: (a) In recognition and anticipation of the fact that (i) the directors, officers and/or employees of each Onex Stockholder or its Affiliates may serve as directors and/or officers of the Corporation (which, for purposes of this Article SEVENTH, shall, unless the context otherwise requires, include any subsidiaries of the Corporation), and (ii) each Onex Stockholder and its Affiliates engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article SEVENTH are set forth to regulate and define the conduct of certain affairs of the Corporation as they may involve the Onex Stockholders. their Affiliates and their respective officers, directors and employees, and the powers, rights, duties and liabilities of the Corporation and its officers, directors, Affiliates and stockholders in connection therewith.

(b) No Onex Stockholder, any of its Affiliates nor any of their respective officers, directors or employees shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Corporation. The Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both an Onex Stockholder or any of its Affiliates or any of their respective officers, directors or employees and the Corporation, and therefore no Onex Stockholder, any of its Affiliates nor any of their respective officers, directors or employees shall have any duty, except and to the extent expressly assumed by contract, to communicate or offer such corporate opportunity to the Corporation and shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty as a stockholder, director and/or officer of the Corporation solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Corporation.

(c) To the extent a court might hold that the conduct of any activity related to a corporate opportunity that is renounced in this Article SEVENTH to be a breach of duty to the Corporation or its stockholders, the Corporation and its stockholders hereby waive any and all claims and causes of action that the Corporation or the stockholders may have for such activities to the fullest extent permitted by law. The provisions of this Article SEVENTH apply equally to activities conducted in the future and that have been conducted in the past.

EIGHTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the board of directors is expressly authorized to adopt, amend and repeal the bylaws of the Corporation.

NINTH: To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended. Any repeal or modification of this provision shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

TENTH: The Corporation reserves the right to amend and repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner from time to time prescribed by the laws of the State of Delaware. All rights herein conferred are granted subject to this reservation.

IN WITNESS WHEREOF, the Corporation has caused this amended and restated certificate of incorporation to be executed and acknowledged by its duly authorized officer this 13th day of June, 2013.

EXPO EVENT HOLDCO, INC.

By:	/s/ Kosty Gilis
Name: Kosty Gilis Title: President

[Amended and Restated Certificate of Incorporation]